Exhibit 10.8

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of June 30, 2020 by and between Applied UV, Inc. a Delaware (the "Company"), and Keyoumars Saeed, (the "Executive").

WHEREAS, the Company desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.	Employment. The Company hereby agrees to employ the Executive as the President and Chief Executive Officer (“CEO”) of the Company, all wholly owned subsidiaries and controlling interest Affiliates, and a seat on the Board of Directors and the Executive hereby accepts such employment, on the terms and conditions set forth below.

2. Effective Date, Position and Duties.

“Effective Date” The closing date of at least $5,000,000.00 in Company’s Initial Public Offering funding. During the period from the date of this Agreement until the end of the Term (the “Employment Period”), the Executive shall serve as the Chief Executive Officer of the Company and report to the Company’s Board of Directors. The duties will be as assigned by the Board of Directors of the Company (the "Board"), with such duties, authority and responsibilities as are normally associated with and appropriate for such positions. The Executive shall report directly to the Board. The Executive shall devote substantially all of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Company and give his best efforts to the success of the Company. Notwithstanding the above, the Executive shall be permitted, to the extent such activities do not substantially interfere with his performance of his duties and responsibilities hereunder or violate Sections 7 or 8 of this Agreement, to (i) manage his personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees (it being expressly understood and agreed that the Executive's continuing to serve on any such board and/or committees on which he is serving, or with which he is otherwise associated, as of the Effective Date, shall be deemed not to interfere with his performance of his duties and responsibilities under this Agreement), (iii) serve on boards of other companies and (iv) make personal appearances and lectures, and the Executive shall be entitled to receive and retain all remuneration received by him from the items listed in clauses (i) through (iv) of this paragraph.

3. Place of Performance.

During the Employment Period, the Executive will reside in the area of metro Denver, Colorado and the Executive shall not be required to relocate to any other location. The Executive agrees to be judicious in spending time between the Company’s other physical locations and in operations and New York office and all lab and office facilities, and all travel required to grow business, develop, acquire and visit vendors, partners, customers and suppliers.

4. Compensation and Related Matters.

(a) Base Salary. During the Term, the Company shall pay the Executive a base salary ("Base Salary") at the rate of not less than $350,000 per year ($29,166.67 per month)). The Executive's Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices.

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(b) Annual Cash Bonus (“ACB”). For each full fiscal year of the Company that begins and ends during the Term, the Executive shall be eligible to earn an annual cash bonus in such amount as shall be determined by the Compensation Committee of the Board (the "Compensation Committee") (the "Annual Bonus") based on the achievement by the Company of reasonable performance goals established by the Compensation Committee and agreed to by Executive for each such fiscal year; provided, that the Annual Bonus shall be no greater than 150% of Base Salary. ACB, will have to be approved by the Audit and Compensation Committees of the Board.

(c) Stock Options, Restricted Stock Grant, and Long- Term Incentive Programs. The Company agrees that Executive shall be granted89,308 (representing 1.75% of the shares outstanding) shares of restricted stock at the $0.0001 par value to begin vesting quarterly, as of the date of this Agreement (the first vesting date being September 30, 2020). A new grant for the same amount shall be made by the company if this Agreement is automatically renewed. Executive may also to participate in future grants of restricted stock, grants of stock options, and long-term incentive compensation programs of the Company in a manner comparable to similar Company executives who are on a similar bonus program. Upon the termination of the Executive pursuant to Sections 5(a), (d) and (g), any unvested stock granted pursuant to this Section 4(c) shall revert back to the Company.

(d) Business, Travel and Entertainment Expenses. The Company shall promptly reimburse the Executive for all reasonable and documented business, travel and entertainment expenses related to the conduct of the Company’s business and consistent with the Executive's titles and the practices of the Company including but not limited to home office expenses, mobile office expenses and other technology expenses.

(e) Vacation. During the Term, the Executive shall be entitled to four (4) weeks of paid vacation per year. Vacation time and not taken during the applicable fiscal year shall be carried over to and owed the next or following fiscal year.

(f) Welfare, Pension and Incentive Benefit Plans. During the Term, the Executive (and his eligible spouse and dependents) shall be entitled to participate in all the welfare benefit plans and programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Term, the Executive shall be eligible to participate in all pensions, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives, other than any annual cash incentive plan.

(g) Dues. During the Term, the Company shall pay or promptly reimburse the Executive for annual dues for membership in industry non-profit organizations, and professional organizations including any reasonable expenses for continuing education that does not affect the Executive’s time and commitments to the Company, each as approved by the Board of the Company.

5. Term & Termination.

The term of this Agreement is for Eighteen (18) months from Effective Date (the “Term”) then auto renewed for one-year periods or until a new mutually acceptable agreement is reached; provided; however, the Executive's employment hereunder may be terminated during the Term and the Term will end under the following circumstances:

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(a) Termination for Cause. The Executive’s employment may be terminated by the Company upon simple notice in writing transmitted to the Executive, without the Company (or any of its subsidiaries) being bound to pay any compensation whatsoever or accelerate vesting of options if termination is for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment only upon the Executive's:

(i) conviction of or entering of a plea of guilty or nolo contendere to a felony

(ii) gross misconduct that results in material and demonstrable damage to the business or reputation of the Company;

(iii) material breach of Section 7 of this Agreement; or

(iv) gross neglect in the performance of his duties hereunder (other than such failure resulting from the Executive's incapacity due to physical or mental illness or after the issuance of a Notice of Termination by the Executive for Good Reason).

Cause shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by a majority of the Board (excluding the Executive for purposes of determining such majority) at a meeting of the Board called and held for such purpose which finds that in the good faith opinion of the Board that "Cause" exists, and specifying the particulars thereof in detail. Provided, however, no reason set forth in this Section 5(a)(i) through (iv) shall constitute Cause unless (1) the Executive upon notice is given a reasonable period to effect a cure or a correction; and (2) the reason is not curable or correctible as reasonably determined by the Board. For purposes of this Section 5(a), a reasonable cure period shall not exceed 30 days.

(b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness as determined by a physician selected by the Executive, and on selected by the Company and reasonably acceptable to the Company, (i) the Executive shall have been substantially unable to perform his duties hereunder for six consecutive months, or for an aggregate of 180 days during any period of twelve consecutive months and (ii) within thirty days after written Notice of Termination is given to the Executive after such six- or twelve- month period, the Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate the Executive's employment hereunder for "Disability". During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to Pandemic related physical or mental illness, the Executive shall continue to receive his full Base Salary set forth in Section 4(a) until his employment is terminated pursuant to this Section 5(b). In the event the Executive's employment is terminated for Disability pursuant to this Section 5(b), the Company shall provide the Executive with the excess, if any, of his full Base Salary over the amount of any long-term disability benefits that he receives under the Company's welfare benefit plans and programs, payable in accordance with the normal payroll practices of the Company, for the remainder of the Employment Period and shall have no further obligations to the Executive hereunder. In addition, all stock options held by Executive shall immediately vest and all reacquisition rights or restrictions to other securities held by Executive shall be released or terminated.

(c) Termination by Death. In the event of the Executive’s death during his period of employment, the Company’s obligation to make payments under this Agreement shall terminate on the date of death, except the Company shall pay the Executive’s estate or surviving designated beneficiary or beneficiaries, as appropriate, Severance Pay (as defined in Section 5(e)).

(d) Voluntary Termination. In the event Executive wishes to resign for any reason, the Executive shall give at least thirty (30) days prior written notice of such resignation to the Board of Directors. Any such notice shall not relieve either the Executive or the Company of their mutual obligations to perform under this Agreement or to relieve the Company to compensate the Executive during such notice period for any earned but unpaid salary and bonus and reimburse business expenses incurred but not reimbursed as of his date of termination.

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(e) Termination Without Cause. In the event that the Company terminates the Executive’s employment without Cause at a date that is following the Effective Date, (1) Executive’s options for one year after such termination shall vest immediately; (2) the Company shall immediately pay to Executive or estate $200,000 in one lump sum payment (less applicable tax withholdings; and (3) the Company shall immediately pay the Executive for all accrued and untaken vacation time that has not expired (the vesting of options and the compensation paid to Executive set forth in clauses 1 through 3 of this Section 5(e) shall be referred to herein as “Severance Pay”).

(f) Good Reason. Executive may terminate his employment for Good Reason so long as Executive tenders his resignation to the Company within 45 days after the occurrence of the event which forms the basis for his resignation for Good Reason. Executive shall provide written notice to the Company describing the nature of the event which forms the basis for Executive’s resignation for Good Reason, and the Company shall thereafter have ten (10) days to cure such event. Good Reason shall mean the occurrence of any of the following without the written consent of the Executive or his approval in his capacity as the Chief Executive Officer:

(i) Any material diminution of Executive positions, duties, responsibilities hereunder, the assignment of his duties that are inconsistent with his current position; a change in his reporting relationship; or a change in his titles and authority;

(ii) The requirement of the Executive to relocate to locations other than those provided in Section 4 hereof; or

(iii) Any material breach of this Agreement by the Company.

In the event that the Executive terminates this Agreement for Good Reason at a date that is following the Effective Date, the Company shall pay to Executive Severance Pay. The Executive's right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness.

(g) Financing. If the Effective Date does not occur prior to September 30, 2020, this Agreement and the Executives employment hereunder will terminate; provided, however, upon such termination, the Executive shall be paid 5% of gross revenues from sales of products to buyers introduced to the Company by the Executive that occur from the beginning of the Employment Period to the one year anniversary thereof.

(h) Mitigation. The Executive shall not be required to mitigate damages with respect to the termination of his employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due the Executive under this Agreement on account of subsequent employment except as specifically provided in this Section 5. Additionally, amounts owed to the Executive under this Agreement shall not be offset by any claims the Company may have against the Executive, and the Company's obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

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6. Change of Control Matters.

If as a result of a Change in Control, the Executive is required to pay an excise tax on "excess parachute payments" (as defined in Section 280G(b) of the Code) under Section 4999 of the Code solely as a result of an acceleration of the vesting of options/restricted stock, the Company shall reimburse the Executive for the amount of such taxes paid. In addition, the Company shall pay the Executive such additional amounts as are necessary to place the Executive in the same financial position that he would have been in if he had not incurred any tax liability under Section 4999 of the Code as a result of such change in control; provided, however, that the Company shall in no event pay the Executive any amounts with respect to any penalties or interest due under any provision of the Code. The determination of the amount, if any, of any "excess parachute payments" and any tax liability under Section 4999 of the Code shall be made by a nationally-recognized independent accounting firm selected by the Executive. The fees and expenses of such accounting firm shall be paid by the Company. The determination of such accounting firm shall be final and binding on the parties. The Company agrees to pay to the Executive any amounts to be paid or reimbursed under this Paragraph 6 within three (3) days after receipt by the Company of written notice from the accounting firm which sets forth such accounting firm's determination.

(c) For the purposes of this Agreement, "Change in Control" shall occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 12(d) and 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Executive is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding voting stock, units or ownership of the Company; (b) the Company consolidates with, or merges with or into another or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any , or any consolidates with or merges with or into the Company, in any such event, pursuant to a transaction in which the outstanding voting stock of the Company is converted into or exchanged for cash, securities or other property; (c) individuals who are members of the Company’s Board of Directors at Closing of the initial seed round of funding or a Series A Preferred Stock financing cease for any reason to at least constitute a majority thereof; or (d) the Company is liquidated or dissolved or a special resolution is passed by the stockholders of the Company approving the plan of liquidation or dissolution.

7. Confidential Information.

The Executive acknowledges that he has received and will receive or conceive, in carrying on or in the course of his work during his employment with the Company, confidential information pertaining to the activities, the technologies, the operations and the business, past, present and future, of the Company or its officers, directors, shareholders, agents or related or associated companies collectively (“Affiliates”), which information is not in the public domain. The Executive acknowledges that such confidential information belongs to the Company and/or its Affiliates and that its disclosure or unauthorized use could be damaging or prejudicial to the Company and/or its Affiliates and contrary to their best interests. Accordingly, the Executive agrees to respect the confidentiality of such information and not to make use of or disclose it to, or to discuss it with, any person, other than in the ordinary course of his duties with the Company and its Affiliates, or as required under applicable law. This undertaking to respect the confidentiality of such information and not to make use of or disclose or discuss it to or with any person shall survive and continue to have full effect notwithstanding the termination of the Executive’s employment with the Company, so long as such confidential information does not become public as a result of an act by the Company or a third party, which act does not involve the fault of one of its executives. Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that I have made such reports or disclosures.

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8. Non-Solicitation

(a) Except as otherwise prohibited in the State of New York, the Executive shall not compete with the Company in the businesses that its subsidiaries are engaged in. Executive shall not participate in any capacity whatsoever in a business that would directly or indirectly compete with the Company or with any of its subsidiaries, including, without limitation, as an executive, director, officer, employer or principal, unless such participation is fully disclosed to the Board and approved in writing in advance. In addition, the Executive shall not have any interest whatsoever in such an enterprise, including, without limitation, as owner, shareholder, partner, limited partner, lender or silent partner that is in competition with the business of the Company or any of its subsidiaries. This noncompetition covenant is limited as follows:

(1)       As to the time period, to the duration of the Executive’s employment and for a period of 18 months following the date of termination of his employment;

(2)       As to the geographical area, the territory in which the Company and/or its subsidiaries operated during the two years preceding the employment termination date.

(b) The Executive also undertakes, for the same period and in respect of the same territory referred to hereinabove in subsections 8(a)(1) and (2), not to solicit clients for sales of products that are competitive with products that are sold by any of the Company’s subsidiaries or do anything whatsoever to induce or to lead any person to end, in whole or in part, business relations with the Company or any of its subsidiaries.

(c) The Executive also undertakes, for the same period and in respect of the same territory referred to hereinabove in subsections 8(a)(1) and (2), not to induce, attempt to induce or otherwise interfere in the relations which the Company or which any of its subsidiaries has with their distributors, suppliers, representatives, agents and other parties with whom the Company or any of its subsidiaries deals.

(d) The Executive also undertakes, for the same period and in respect of the same territory referred to in subsections 8(a)(1) and (2), not to induce, attempt to induce or otherwise solicit the personnel of the Company to leave their employment with the Company or any of its subsidiaries nor to hire the personnel of the Company or any of its subsidiaries for any enterprise in which the Executive has an interest.

(e) The Executive acknowledges that the provisions of this Section 8 are limited as to the time period, the geographic area and the nature of the activities to what the parties deem necessary to protect the legitimate interests of the Company and its subsidiaries, while allowing the Executive to earn his living.

(f) Nothing in this Section 8 shall operate to reduce or extinguish the obligations of the Executive arising at law or under this contract which survive at the termination of this Agreement in reason of their nature and, in particular, without limiting the foregoing, the Executive’s duty of loyalty and obligation to act faithfully, honestly and ethically.

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9. Indemnification.

(a) General. The Company agrees that, beginning on the earlier of (x) the date on which Director & Officer Liability Insurance is procured by the Company and (y) the Effective Date, it will maintain industry standard Director & Officer Liability Insurance and that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that the Executive is or was a trustee, director or officer of the Company, or any of their Affiliates or is or was serving at the request of the Company, or any of their Affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law and as otherwise allowed by law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by the Executive in connection therewith unless such Expenses are the result of the Executive’s gross negligence or willful misconduct, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators. The Company shall not provide indemnification for any Expenses paid for under the terms of the Company’s Director & Officer Liability Insurance.

(b) Expenses. As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

(c) Enforcement. If a claim or request under this Section 9 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Delaware law.

(d) Partial Indemnification. If the Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of such Expenses to which the Executive is entitled.

(e) Notice of Claim. The Executive shall give to the Company notice of any claim made against his for which indemnification will or could be sought under this Agreement. In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive's power and at such times and places as are convenient for the Executive.

(f) Defense of Claim. With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof:

(i)	The Company will be entitled to participate therein at its own expense;
(ii)	Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Executive, which in the Company's sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. The Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.
(iii)	The Company shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on the Executive without the Executive's written consent. Neither the Company nor the Executive will unreasonably withhold or delay their consent to any proposed settlement.

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(g) Non-Exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 9 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

10. Legal Fees and Expenses.

If any contest or dispute shall arise between the Company and the Executive regarding any provision of this Agreement, the Company shall reimburse the Executive for all legal fees and expenses reasonably incurred by the Executive in connection with such contest or dispute, but only if the Executive prevails to a substantial extent with respect to the Executive's claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses.

11. Successors; Binding Agreement.

(a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall include any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Executive's Successors. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Executive's death, this Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Executive's interests under this Agreement. If the Executive should die following his Date of Termination while any amounts would still be payable to Executive hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by the Executive, or otherwise to his legal representatives or estate.

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12. Governing Law.

This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

13. Arbitration.

Any controversy arising out of or relating to this Agreement or any termination thereof shall be submitted to and settled by the American Arbitration Association and pursuant to the Commercial Arbitration Rules. The venue for any arbitration shall be New York, New York. The parties hereto and all who may claim under them shall be conclusively bound by the determination of such arbitration. The parties hereby submit to the in personam jurisdiction of the courts of the State of New York and the Federal courts located therein (and expressly waive any defenses to personal jurisdiction by such courts) for the purpose of confirming, vacating or modifying any award pursuant to such arbitration and entering judgment thereon.

14. Notice.

For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Executive at his residence address most recently filed with the Company.

15. Miscellaneous.

No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by the Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive the Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

16. Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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18. Entire Agreement.

This Agreement set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

19. Withholding.

All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

20. Section Headings.

The section headings in this Employment Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

APPLIED UV, INC.

Max Munn, President

EXECUTIVE

By: Keyoumars Saeed

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